As filed with the Securities and Exchange Commission on February 16, 2018.

Registration No. 333-183120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citrix Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-2275152
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of principal executive offices) (Zip code)

Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (As Amended)

(Full title of the plans)

Antonio G. Gomes

Senior Vice President, General Counsel and Secretary

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Name and address of agent for service)

(954) 267-3000

(Telephone Number, Including area code, of Agent for Service)

Copy to:

Stuart M. Cable, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel: (617) 570-1000

Fax: (617) 523-1231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

EXPLANATORY NOTE

Citrix Systems, Inc., a Delaware corporation (the “Company” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain shares of the Registrant’s common stock, par value $.001 per share (the “Common Stock”), originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-183120 and referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission on August 7, 2012 to be offered and sold pursuant to the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan, as amended (the “Prior Plan”). A total of 48,600,000 shares of Common Stock were registered for issuance under the Prior Plan, including 5,500,000 shares of Common Stock initially registered pursuant to the Registration Statement.

Pursuant to the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), any shares of Common Stock underlying any awards granted under the Prior Plan that are forfeited, canceled or otherwise terminated (other than by exercise) after May 22, 2014, the date that the 2014 Plan was originally approved by the Company’s stockholders, are made available for awards under the 2014 Plan. Accordingly, an aggregate of 2,710,927 additional shares of Common Stock (the “2005 Shares”) have been included in the shares reserved for issuance under the 2014 Plan as a result of the forfeiture, cancellation or other termination of previously made awards under the Prior Plan during the period between May 22, 2014 and December 31, 2017. The 2005 Shares were registered under the Registration Statement and are hereby deregistered. The Registration Statement otherwise remains in effect as to the shares of Common Stock remaining available for offer and sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the 2005 Shares for issuance pursuant to the 2014 Plan.

To the extent any additional shares of Common Stock that remain subject to outstanding awards under the Prior Plan otherwise would have been returned to the Prior Plan after May 22, 2014 on account of the forfeiture, cancellation or other termination without a delivery of shares of such outstanding awards, those shares of Common Stock instead will be included in the reserve of shares of Common Stock for issuance under the 2014 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 in order to carry forward such shares of Common Stock from the Prior Plan to the 2014 Plan for issuance thereunder.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 23.1*	Consent of Independent Registered Certified Public Accounting Firm

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, in the State of Florida, on February 16, 2018.

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
Name: David J. Henshall
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Citrix Systems, Inc., hereby severally constitute and appoint David J. Henshall and Jessica Soisson, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Citrix Systems, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 16, 2018.

Signature	Title(s)

/s/ David J. Henshall	President, Chief Executive Officer and Director (Principal Executive Officer)
David J. Henshall

/s/ Mark M. Coyle	Senior Vice President, Finance and Interim Chief Financial Officer (Principal Financial Officer)
Mark M. Coyle

/s/ Jessica Soisson	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
Jessica Soisson

/s/ Robert M. Calderoni	Executive Chairman of the Board of Directors
Robert M. Calderoni

/s/ Nanci E. Caldwell	Director
Nanci E. Caldwell

/s/ Jesse A. Cohn	Director
Jesse A. Cohn

/s/ Robert D. Daleo	Director
Robert D. Daleo

/s/ Murray J. Demo	Director
Murray J. Demo

/s/ Ajei S. Gopal	Director
Ajei S. Gopal

/s/ Peter J. Sacripanti	Director
Peter J. Sacripanti

/s/ Graham V. Smith	Director
Graham V. Smith

/s/ Godfrey R. Sullivan	Director
Godfrey R. Sullivan